Exhibit 99.1

Entravision Communications Corporation Files 10-K for Year Ended December 31, 2020

SANTA MONICA, CALIFORNIA, April 12, 2021 – Entravision Communications Corporation (NYSE: EVC) (“Entravision or “the Company”) today announced today that the Company has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Form 10-K”) with the Securities and Exchange Commission (the “SEC”).

Today’s announcement follows the Company’s previous notification from the New York Stock Exchange (the “NYSE”) on April 7, 2021 that the Company was not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual (the “NYSE Rules”) as it did not file its Form 10-K with the SEC by the extended deadline provided by Rule 12b-25. Such notices are routinely sent by the NYSE when issuer SEC filings are delayed. The NYSE informed Entravision that under the NYSE Rules Entravision had six months from April 1, 2021 to file its Form 10-K with the SEC. The Company adhered to this requirement, filing its 10-K on April 12, 2021 well ahead of the six-month deadline.

To read Entravision’s full 10-K for the year ended December 31, 2020 and all other Company SEC filings, please visit the SEC’s website or the SEC Filings page at investor.entravision.com.

About Entravision Communications Corporation

Entravision is a diversified global media, marketing and technology company serving clients throughout the United States and in more than 20 countries across Latin America, Europe, and Asia.  Entravision has 54 television stations and is the largest affiliate group of the Univision and UniMás television networks, and 48 Spanish-language radio stations that feature nationally recognized, award-winning talent.  Our dynamic digital portfolio includes Entravision Digital, which serves SMBs in high-density U.S. Latino markets and provides cutting-edge mobile programmatic solutions and demand-side platforms that allow advertisers to execute performance campaigns using machine-learned bidding algorithms, along with Cisneros Interactive, a leader in digital advertising solutions in the Latin American and U.S. Hispanic markets representing major technology platforms.  Shares of Entravision Class A Common Stock trade on The New York Stock Exchange under the ticker symbol: EVC. Learn more about all of our media, marketing and technology offerings at entravision.com or connect with us on LinkedIn and Facebook.

Forward Looking Statements

This press release contains certain forward-looking statements, including without limitation the Company’s current expectations and intentions with respect to the filing of its Form 10-K. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact:

Christopher T. Young	Kimberly Esterkin
Chief Financial Officer	ADDO Investor Relations
Entravision Communications Corporation	310-829-5400
310-447-3870	evc@addoir.com